EXHIBIT 3.1

FIRST AMENDMENT TO THE

FIRST RESTATED BYLAWS

OF

AVI BIOPHARMA, INC.

Pursuant to the provisions of Article IX (Amendments) of the First Restated Bylaws (“Bylaws”) of AVI Biopharma, Inc., an Oregon corporation (“Corporation”), the board of directors of the Corporation (“Board of Directors”) adopted the following First Amendment to the Bylaws, effective April 20, 2010.

AMENDMENT

1.               The following sections of the Bylaws are hereby amended to read as follows:

a.               The first sentence of Section 3.2 of the Bylaws is hereby deleted and replaced with the following:

The number of directors of the corporation shall be a minimum of one (1) and a maximum of seven (7) as determined from time to time by the Board of Directors.

b.              The fourth sentence of Section 3.10 of the Bylaws is hereby deleted and replaced with the following:

A director elected or appointed to fill a vacancy shall be elected or appointed to hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor shall have been elected and qualified.

2.              Subject only to the amendment set forth above, the Bylaws are and shall remain in full force and effect.

The undersigned officer of the Corporation hereby certifies that the foregoing amendment was adopted by the Board of Directors at the special meeting of the Board of Directors held on April 20, 2010.

/s/ J. David Boyle II
J. David Boyle II, Interim President and
Chief Executive Officer